EXHIBIT 99.1

FOR IMMEDIATE RELEASE:                      COMPANY CONTACT:
February 15, 2002                           Nancy C. Broadbent
                                            Chief Financial Officer
                                            (215) 579-7388

                                            INVESTOR RELATIONS:
                                            Lisa Carlton-Wilson
                                            In-Site Communications
                                            (212) 759-3929


           COLLAGENEX PHARMACEUTICALS SECURES $8.5 MILLION EQUITY LINE
                  COMMITMENT FROM KINGSBRIDGE CAPITAL LIMITED


NEWTOWN, PA, FEBRUARY 15, 2002 - CollaGenex Pharmaceuticals, Inc. (Nasdaq: CGPI) announced today that it has secured an $8.5 million equity line financing commitment from Kingsbridge Capital Limited. Under the terms of a common stock purchase agreement executed with Kingsbridge, CollaGenex has the option to draw down funds as needed during a twelve-month period to support its operational and capital requirements, subject to certain limitations.


     "Our financing agreement with Kingsbridge represents an important source of financial flexibility for CollaGenex as we execute our business plan during 2002," said Nancy C. Broadbent, chief financial officer of CollaGenex. "The equity line is a cost-effective vehicle to access additional capital while retaining control over the timing and price of the common stock issued under the equity line."


     The 12-month agreement enables CollaGenex to obtain up to $8.5 million by issuing shares of its common stock to the investor via a series of periodic drawdowns of funds. Based upon the Company's current market capitalization, CollaGenex can draw down up to $1.5 million during any 15-day period initiated by the Company. The price of the common shares issued under the agreement will be based on a discount to the volume weighted average market price during the drawdown period. Kingsbridge is prohibited under the agreement from holding a net short position in CollaGenex' common stock. The Company has no obligation to draw down the full amount of the commitment, although CollaGenex will incur a commitment fee if it does not draw down at least

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$1.5  million  during the next six months.  In  connection  with the  agreement,
CollaGenex issued warrants to Kingsbridge to purchase 40,000 shares of the Company's common stock at an exercise price of $9.38 per share. Shares issued in any drawdown will be registered shares of CollaGenex common stock under the Company's existing shelf registration statement, which has been declared effective by the Securities and Exchange Commission.


     This press release is not an offer to sell the Company's securities or a solicitation to buy the securities offered herein.


     CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on providing innovative medical therapies to the dental and dermatology markets. The Company's lead product, Periostat, was approved by the FDA in September 1998 and is the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues. In a clinical trial completed during 2001, Periostat also showed significant promise in the treatment of acne. Periostat is marketed to the dental community by CollaGenex through a professional pharmaceutical sales force composed of approximately 120 sales representatives and managers. Currently, the Company's dental sales force is also marketing Vioxx(R), a Merck & Co. drug that CollaGenex co-promotes for the treatment of acute dental pain, and Atridox(R), Atrisorb(R)-FreeFlow and Atrisorb(R)-D, Atrix Laboratories Inc.'s products for the treatment of adult periodontitis.


     Research has shown that the enzyme suppression technology underlying Periostat may also be applicable to other diseases involving destruction of the body's connective tissues, including cancer metastases (Metastat) and a broad range of inflammatory diseases. CollaGenex is developing a series of novel, proprietary compounds known as IMPACS (Inhibitors of Multiple Proteases and Cytokines) to address these applications. The Company intends to pursue further research and development of these technologies primarily through partnerships with third parties.


     To receive additional information on the Company, please visit our Web site at www.collagenex.com, which is not a part of this press release.

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     This news release contains forward-looking statements within the meaning of
Section 21E of the Securities and Exchange Act of 1934, as amended. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect the Company's business and prospects. The Company's business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of the Company's sales and marketing plans for Periostat; risks inherent in research and development activities; risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development, all as discussed in the Company's periodic filings with the US Securities and Exchange Commission.


PERIOSTAT(R),   METASTAT(R)   AND   IMPACS(R)   ARE   TRADEMARKS  OF  COLLAGENEX
PHARMACEUTICALS, INC.


COLLAGENEX(R)  AND  PERIOSTAT(R)  ARE  TRADEMARKS  OF  COLLAGENEX  INTERNATIONAL
LIMITED.


VIOXX(R)IS A TRADEMARK OF MERCK & Co., Inc.


ATRIDOX(R), ATRISORB(R) AND ATRISORB-D(R) ARE TRADEMARKS OF ATRIX LABORATORIES, INC.





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